Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
January 23, 2007

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2007 FIRST QUARTER RESULTS

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Tuesday (January 23, 2007), reported net income for its first fiscal quarter ended December 31, 2006 of $109.7 million ($0.35 per diluted share), which included pre-tax charges to cost of sales of $40.9 million ($0.08 per diluted share) of inventory impairments and $36.8 million ($0.07 per diluted share) of write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. Earnings for the same quarter of fiscal 2006 were $310.1 million ($0.98 per diluted share). Homebuilding revenue totaled $2.8 billion in the first quarter of both fiscal 2006 and 2007. Homes closed totaled 10,202 homes, compared to 9,891 homes in the year ago quarter.

The Company’s sales order backlog of homes under contract at December 31, 2006 was 16,694 homes ($4.7 billion), compared to 20,816 homes ($6.2 billion) at December 31, 2005. As previously reported, net sales orders for the quarter totaled 8,771 homes ($2.3 billion), compared to 11,463 homes ($3.2 billion) for the same quarter of fiscal 2006.

The Company will host a conference call on Tuesday, January 23rd at 10:00 a.m. ET. The dial-in number is 800-374-9096, and the call will also be webcast from www.drhorton.com on the “Investor Relations” page.

Donald R. Horton, Chairman of the Board, said, “Our people worked hard to achieve these results during a time when conditions in the homebuilding industry remain challenging. We continued to focus on improving our strong balance sheet and reducing our inventory while managing our business profitably. We reduced our lot position to 297,000 lots owned and controlled, down 25% from our March 2006 peak of 396,000. We also reduced our number of homes under construction to approximately 26,000 homes, down 35% from our June 2006 peak of 40,000. Our disciplined balance sheet management and our continued profitability have resulted in $1.2 billion of positive cash flows from operations during the last six months.”

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 53,000 homes in its fiscal year ended September 30, 2006. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 85 markets in 27 states in the Northeast, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

WEBSITE ADDRESS: www.DRHORTON.com

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended December 31,
	2005	2006
	(In millions, except per share amounts)
Homebuilding:
Revenues
Home sales	$2,789.1	$2,761.1
Land/lot sales	52.7	40.4

	2,841.8	2,801.5

Cost of sales
Home sales	2,013.4	2,246.9
Land/lot sales	19.3	32.9
Inventory impairments and land option cost write-offs	3.7	77.7

	2,036.4	2,357.5

Gross profit
Home sales	775.7	514.2
Land/lot sales	33.4	7.5
Inventory impairments and land option cost write-offs	(3.7)	(77.7)

	805.4	444.0

Selling, general and administrative expense	325.7	295.3
Interest expense	4.5	0.0
Other (income)	(4.9)	(1.1)

Operating income from Homebuilding	480.1	149.8

Financial services:
Revenues	61.3	66.5
General and administrative expense	47.3	45.0
Interest expense	8.2	9.7
Other (income)	(14.2)	(15.3)

Operating income from Financial Services	20.0	27.1

Income before income taxes	500.1	176.9
Provision for income taxes	190.0	67.2

Net income	$310.1	$109.7

Basic:
Net income per share	$0.99	$0.35

Weighted average number of common shares	312.9	313.4

Diluted:
Net income per share	$0.98	$0.35

Weighted average number of common shares	317.6	315.6

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$43.8	$54.2

Depreciation and amortization	$12.7	$15.7

Interest incurred	$81.8	$87.7

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

As of December 31, 2006
(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$65.5
Inventories
Construction in progress and finished homes	4,160.9
Residential land and lots-developed and under development	6,878.4
Land held for development	198.7
Consolidated land inventory not owned	104.6

11,342.6
Property and equipment (net)	127.4
Earnest money deposits and other assets	777.9
Goodwill	578.9

12,892.3

Financial Services:
Cash and cash equivalents	74.3
Mortgage loans held for sale	652.2
Other assets	49.9

776.4

Total assets	$13,668.7

LIABILITIES
Homebuilding:
Accounts payable	$812.4
Accrued expenses and other liabilities	1,051.0
Notes payable	4,644.9

6,508.3
Financial Services:
Accounts payable and other liabilities	21.1
Notes payable	504.0

525.1

7,033.4

Minority interests	110.5

STOCKHOLDERS’ EQUITY
Common stock	3.2
Additional capital	1,667.6
Retained earnings	4,949.7
Treasury stock (at cost)	(95.7)

6,524.8

Total liabilities and stockholders’ equity	$13,668.7

D.R. HORTON, INC.

($’s in millions)

NET SALES ORDERS

	Three Months Ended December 31,
	2005		2006
	Homes	$’s	Homes	$’s
Northeast	1,694	$456.9	1,155	$313.2
Southeast	1,795	468.5	1,372	321.6
South Central	2,737	472.6	1,923	348.5
Southwest	2,713	736.6	2,299	485.9
California	1,632	712.9	1,336	572.7
West	892	319.3	686	251.0

	11,463	$3,166.8	8,771	$2,292.9

HOMES CLOSED

	Three Months Ended December 31,
	2005		2006
	Homes	$’s	Homes	$’s
Northeast	1,476	$399.4	1,421	$380.7
Southeast	1,572	390.1	1,489	365.4
South Central	2,334	395.5	2,522	450.6
Southwest	2,105	566.5	2,378	586.8
California	1,532	726.3	1,583	695.6
West	872	311.3	809	282.0

	9,891	$2,789.1	10,202	$2,761.1

SALES ORDER BACKLOG

	As of December 31,
	2005		2006
	Homes	$’s	Homes	$’s
Northeast	4,112	$1,206.4	2,636	$729.2
Southeast	3,342	987.8	2,031	590.1
South Central	3,378	601.4	3,614	675.7
Southwest	5,676	1,552.9	5,675	1,449.3
California	3,022	1,390.4	1,841	918.8
West	1,286	474.1	897	353.8

	20,816	$6,213.0	16,694	$4,716.9